LEASE AGREEMENT

between

Gilles Mazoyer

(the "Landlord")

and
Bemag Transformer Inc.

(the "Tenant")

for certain premises

located at

33 Racine Street,
City of Farnham, Province of Québec, J2N 3A3

Lease Agt - Farnham
PIONEER- BEMAG/VERMONT NIS Client ID 543450-3
Document# 1962156v8
Drafted: June 29, 2011

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS, INTENT AND INTERPRETATION		1
1.1	Definitions	1
1.2	Freely Negotiated	4

ARTICLE II LEASE		4
2.1	Lease of Premises	4

ARTICLE Ill TERM		4
3.1	Term	4
3.2	Option to Extend	4

ARTICLE IV RENT		5
4.1	Base Rent	5
4.2	Additional Rent	5
4.3	Operating Expense Estimate	5
4.4	Records	6
4.5	Business Taxes	6
4.6	Sales and Services Tax	6

ARTICLE V UTILITIES AND HEATING, VENTILATION AND AIR-CONDITIONING		6
5.1	Utilities	6
5.2	Building Systems	7

ARTICLE VI USE OF BUILDING		7
6.1	Use of the Premises	7
6.2	Environmental Indemnification	7

ARTICLE VII MAINTENANCE, REPAIRS AND ALTERATIONS		8
7.1	Maintenance and Repairs by the Tenant	8
7.2	Tenant's Major Work	8
7.3	Maintenance and Repairs by the Landlord	9
7.4	Right of Inspection	9
7.5	Surrender of the Premises	9
7.6	Standard of Maintenance	10

ARTICLE VIII INSURANCE AND INDEMNITY		10
8.1	Tenant's Insurance	10
8.2	Terms and Conditions of the Tenant's Insurance	10
8.3	Landlord's Insurance	11

ARTICLE IX DAMAGE, DESTRUCTION AND EXPROPRIATION		12
9.1	Destruction of Premises	12
9.2	Determination of Damage or Destruction	12
9.3	Expropriation	13

ARTICLE X SUB-LET AND ASSIGNMENT		13
10.1	Consent to Sub-let or Assign	13
10.2	Permitted Transferee	13

ARTICLE XI DEFAULT AND TERMINATION		14
11.1	Events of Default	14
11.2	Re-entry	14

ARTICLE XII NOTICE		15

ARTICLE XIII MISCELLANEOUS		16
13.1	No Tacit Renewal	16
13.2	Entire Agreement	16
13.3	Waiver	16
13.4	Liability	16
13.5	Governing Law and Severability	16
13.6	Successors and Assigns	17
13.7	Headings and Numbers	17
13.8	Interpretation	17
13.9	Registration of the Lease	17
13.10	Election of Domicile	17
13.11	Language	17

SCHEDULE "A" PLAN OF THE PREMISES		19

SCHEDULE "B" INSURANCE CERTIFICATE		20

SCHEDULE "C" TENANT'S RESOLUTION		21

-ii-

THIS LEASE made in the City of Montreal, Province of Quebec, as of the 1st day of July, 2011.

BETWEEN:	GILLES MAZOYER, businessman, domiciled at 423 ch. Priest, in the City of Sutton, Province of Québec, JOE 2KO, (hereinafter referred to as the "Landlord") PARTY OF THE FIRST PART

AND:
BEMAG TRANSFORMER INC., a corporation duly Incorporated according to law, having its head Office at 33 Racine Street, in the City of Farnham, Province of Québec, J2N 3A3,

(hereinafter referred to as the "Tenant")

PARTY OF THE SECOND PART

WHEREAS the Landlord is the owner of the Building (as defined below);

WHEREAS the Building is situated on lot SIX HUNDRED AND TWENTY-NINE {629) of the official Cadastre of Ville de Farnham of the Registration Division of Missisquoi (the "Land");

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE I

DEFINITIONS, INTENT AND INTERPRETATION

1.1           Definitions

When used in this Lease, the following words or expressions have the meanings hereinafter set forth:

1.1.1	"Additional Rent" means collectively the Operating Expenses and the Taxes;

1.1.2	"Bankruptcy Act" means the Bankruptcy and Insolvency Act, (Canada), as amended or replaced from time to time;

1.1.3	"Base Rent" has the meaning ascribed thereto in Section 4.1;

1.1.4	"Building Systems" has the meaning ascribed thereto in Section 5.2;

1.1.5
"Building" means the  building, situated  on the  Land, bearing  civic address 33 Racine Street, in the  City of  Farnham, Province of Quebec, J2N 3A3, with  all improvements, equipment  and facilities thereon erected or situated from time to time;

1.1.6	"Business" means the designing, producing and selling of medium and high voltage transformers and line reactors and such other business as the Tenant may operate from time to time in the Premises;

1.1.7	"Civil Code" means the Civil Code of Quebec, as amended from time to time;

1.1.8	"Commencement Date" has the meaning ascribed thereto in Section 3.1;

1.1.9
"Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands) ,ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource, and all sewer systems;

1.1.10
"Environmental Laws" means any and all applicable federal, provincial, municipal, or local laws in force from time to time pertaining to the Environment, Hazardous Substances, pollution or protection of the Environment, and public and occupational health and safety including, without limitation, environmental laws, by-laws, rules, regulations, orders, decrees, codes or policies, rules and guidelines which, although not actually having the force of law, are considered by any competent governmental authorities as requiring compliance as if having the force of law, relating to: (i) on-site or off-site contamination; (ii) chemical substances or products; (iii) Release of Hazardous Substances into the Environment; (iv) the manufacture, processing, use, treatment, storage, transport, packaging, labeling, recycling, disposal destruction, incineration, burial, or handling of Hazardous Substances; and (v) any preventive measures and Remedial Action;

1.1.11	"Event Date" has the meaning ascribed thereto·in Section 9.1;

1.1.12	"Event of Default" has the meaning ascribed to it in Section 11.1;

1.1.13	"Extension Period" has the meaning ascribed to it in Section 3.2

1.1.14
"Gross Rentable Area'' means FIFTY-TWO THOUSAND (52,000) square feet comprised of THIRTY THOUSAND (30,000) square feet of ground floor space and TWENTY-TWO THOUSAND {22,000) square feet of mezzanine space;

1.1.15	"GST" means federal Goods and Services Tax;

1.1.16
"Hazardous Substances" means all pollutants, contaminants, chemicals or wastes that pose a risk to human health or the Environment, or any other carcinogenic, mutagenic, ignitable, corrosive, reactive, toxic, infectious, hazardous substances or material (whether solid, liquid or gaseous) including, without limitation, asbestos, petroleum and petroleum based products, urea formaldehyde, polychlorinated biphenyls and bioaerosols;

1.1.17	"Hypothecary Creditor" means any Person who is the beneficiary of a hypothec affecting the Building or any part thereof;

1.1.18	"Land" means lot number SIX HUNDRED TWENTY-NINE (629) of the official cadastre of the City of Farnham, Division of Missisquoi;

1.1.19	"Lease" means this agreement of lease;

1.1.20	"Lease Year" means, July 1st to June 30th of each year of the Term;

1.1.21
"Operating Expenses" means and includes all costs of cleaning, repairing, maintaining and insuring the Property, the costs for the maintenance, repairs and replacements of capital expenditure nature and of the Structure;

1.1.22	"Option to Extend" has the meaning ascribed thereto in Section 3.2;

1.1.23	"Premises" means the Building and the Land;

1.1.24	"QST" means Quebec Sales Tax;

1.1.25
"Release" means any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, injection, escape, leaching, migrating, disposal, dumping, deposit, spraying, burial, abandonment, incineration or seepage, whether accidental or intentional;

1.1.26
"Remedial Action" means any action required under Environment Laws to (i) clean up, remove, treat or in any other way deal with Hazardous Substances in the Environment; (ii) prevent any Release of Hazardous Substances where such Release would constitute a violation of Environmental Laws; or (iii) perform remedial studies, investigations, restoration and post-remedial studies, investigations and monitoring on, about or in connection with the Property;

1.1.27	"Sales Tax" means GST and QST with respect to any amount payable by the Tenant to the Landlord under this Lease;

1.1.28	"Structural" means relating to the Structure;

1.1.29
"Structure" means, the foundations, structural steel, columns and beams, supports, bearing walls, weather walls, exterior walls and assemblies, cement floors, subfloors and the roof (including membrane and surface covering), and parts of the central, mechanical, plumbing and electrical systems which are in the cement floor, within the concrete, support or cinderblock walls or in the structural or cement ceilings;

1.1.30	"Taxes" means all real estate, municipal, school, water taxes and garbage collection taxes payable in relation to the Premises;

1.1.31	"Term" has the meaning ascribed thereto in Section 3.1;

1.1.32
"Utilities" means electricity (including, subject to the provisions of Section 5.1, any emergency electricity service), gas, water, fuel, steam, power and all other utilities consumed in any part of the Premises and for any exterior lighting.

1.2	Freely Negotiated

Each party  acknowledges  that  it has had  the  opportunity to  consult  with  legal counsel in connection with  the negotiation and execution  of this Lease. Each of them acknowledges that all provisions of this Lease have been freely  and fully  discussed and negotiated  and that  this Lease does not constitute a contract of adhesion.

ARTICLE II

LEASE

2.1	Lease of Premises

The Landlord hereby leases to the Tenant, and the Tenant hereby leases from the Landlord, the Premises, on a net net basis.

ARTICLE III

TERM

3.1	Term

Unless sooner terminated or extended pursuant to any other provision hereof the Term shall commence on July 1, 2011 (the "Commencement Date") and shall terminate on June 30, 2014, unless the Tenant exercises its Option to Extend, in which case the Term will expire on June 30, 2016.

3.2	Option to Extend

If not in default under the terms of this Lease, the Tenant shall have the right, exercisable by written notice to the Landlord not less than SIX (6) months before the expiry of the Term (the "Tenant's Notice"), to extend the Term of the Lease (the "Option to Extend") for a further period of TWO (2) years (the "Extension Period"). Should the Tenant exercise said option to extend the Term, this Lease shall be extended to the end of the Extension Period upon the same terms and conditions as contained in this Lease, save and except (i) for the Base Rent which shall be increased by the annual increase in CPI between the third and fourth year of the Term and between the fourth and the fifth year of the Term and (ii) there will be no further right to extend or renew the Extension Period.

ARTICLE IV RENT

4.1           Base Rent

The Tenant covenants and agrees to pay, without set off or abatement, in advance, on the first (1st) day of each month during the Term, from and after the Commencement Date, to the Landlord at the address mentioned in Article XII, a base rent of four dollars and fifty cents ($4.50) per square foot of the Gross Rentable Area being a total of one hundred thirty-five thousand dollars ($135,000) per annum (the "Base Rent") payable in equal consecutive monthly installments of eleven thousand two hundred fifty dollars ($11,250) plus Sales Tax, without demand, set-off, abatement, deduction or compensation.

4.2 Additional Rent

In addition to the Base Rent, the Tenant covenants and agrees to pay in advance, on the first (1st) day of each month during the Term, from and after the Commencement Date, to the Landlord, the Additional Rent provided for as follows, without demand, set-off, abatement, deduction or compensation, except as set out elsewhere in this Lease or if the Tenant is deprived of peaceable enjoyment of the Premises:

4.2.1	an amount equal to one twelfth (1/12) of the Taxes payable during each year of the Term; and

4.2.2	an amount equal to one twelfth (1/12) of the estimated Operating Expenses for each Lease Year.

4.3           Operating Expense Estimate

Prior to the commencement of each Lease Year, the Landlord shall estimate the amount of Operating Expenses for such Lease Year and notify the Tenant in writing of such estimate, providing reasonable details as to the breakdown and calculation thereof. The estimate may not exceed the Operating Expenses for the previous year by more than ten percent (10%). As soon as practicable during each Lease Year, the Landlord shall provide the Tenant with reasonable evidence of the amount of Taxes payable by the Tenant and the monthly installments of Additional Rent shall be adjusted accordingly. For the first (1st) Lease Year, the total Operating Expenses are estimated to be ten thousand dollars ($10,000), plus the cost of insuring the Building which is estimated to be fourteen thousand five hundred dollars ($14,500), payable in equal consecutive installments of one thousand two hundred eight dollars and thirty-three cents ($1,208.33). The Landlord warrants that the type of coverage and amounts of the insurance on the Building during the Term will be substantially the same as the type of coverage and amounts of insurance that were in place during the twelve (12) month preceding the Commencement Date. For the first (15t) lease Year, the Taxes are twenty-seven thousand dollars ($27,000), subject to adjustment once the landlord receives the Tax bills from the City of Farnham for the 2012 calendar year, payable in equal consecutive monthly installments of two thousand two hundred fifty dollars ($2,250).

Within  SIXTY (60) days after the expiration  of each lease  Year, the landlord shall make a final determination of Operating Expenses based on the actual costs incurred, and shall so notify  the Tenant, providing copies of invoices and sufficient  details as to the breakdown  and calculation so that  the Tenant may verify the  landlord's determination. If there has been a shortfall, the Tenant shall pay to the landlord the amount  of such shortfall  within  thirty  (30) days of delivery of the landlord's Notice. Any overpayment may be paid by the landlord, without interest, to the Tenant without interest within THIRTY (30) days after delivery of the landlord's notice.

4.4	Records

The landlord shall keep accurate and proper  records of all costs, expenses and disbursements with  regard  to  the  Taxes and operating Expenses for  a period  of three  (3) years and shall provide  copies thereof  to the Tenant, if required  by the Tenant. Payment by the Tenant shall not  prejudice  the Tenant's  right  to  claim and recover  from  the  landlord any amount  paid in excess of the amount actually due to the landlord, or any other right or remedy available to the Tenant.

4.5	Business Taxes

The Tenant shall pay to the  competent authority, as and when  due, all business taxes which may be levied or imposed upon the Premises or upon the business carried on therein or which may be payable by the Tenant as tenant or occupant thereof.

4.6	Sales and Services Tax

The Tenant shall pay to the landlord all Sales Taxes calculated in accordance with  applicable legislation.

ARTICLE V

UTILITIES AND HEATING, VENTILATION AND AIR-CONDITIONING

5.1	Utilities

During the Term, the Tenant shall pay directly  to  each relevant  Utility  company  all costs of Utilities used or consumed in or with respect to the Property.

5.2         Building Systems

The Tenant shall repair and maintain at its cost, when necessary, the systems of the Building, including without limitation the heating, ventilating and air conditioning system and all plumbing, mechanical, electrical and environmental systems (collectively called the “Building Systems") which are not part of the Structure. The Tenant shall maintain the Building Systems so that they continue to conform to specifications determined and approved by the Landlord, acting reasonably, but shall be appropriate for the Tenant's operations and intended use of the Premises and shall be maintained by the Tenant in good working order. The Landlord warrants that at the Commencement Date, all of the Building Systems conform to the Landlord's specifications and are in good working order and do not require any repair or replacement.

ARTICLE VI

USE OF BUILDING

6.1         Use of the Premises

The Premises shall be used for manufacturing, assembly, storage, research and development, offices, warehousing, parking spaces and for any ancillary operations  and for any other purpose permitted by applicable law in compliance with law and municipal by-laws.

The Landlord hereby declares and warrants  that the Premises can be used for the purpose  for which they  are being used on the Commencement Date and that  they have been used for the purposes of operating the Business for at least the last ten (10) years.

6.2          Environmental Indemnification

6.2.1
The Tenant shall be responsible for and shall indemnify the Landlord from any and all loss, liability, prosecution, order, claim, demand, notice, action, judgment, damage, fine or expenses (including cost of investigation and defense, legal and other professional fees and expenses, interest and penalties and any failure (collectively, the “Damages") directly resulting from or related to any and all environmental conditions it causes subsequent to the Commencement Date, including without limitation any failure by the Tenant or its officers, directors or employees to comply with applicable Environmental Laws, except those environmental conditions existing in whole or in part on the Commencement Date, whether or not known at such time, and affecting the Property.

6.2.2
Notwithstanding any provision of this Lease to the contrary, including without limitation the obligation of the Tenant to indemnify pursuant to Section 6.2.1 of this Lease, the Landlord acknowledges, agrees and undertakes that, if, as a result of any non compliance with Environmental Laws respecting the Premises, the cause of which arose prior to the Commencement Date, the Tenant is or is likely to be required under Environmental Law or by any governmental authority to take any remedial action with respect to such non-compliance, the Landlord shall, with the prior approval of the Tenant (except if required by law), do what is necessary, at its sole cost and expense, to ensure that such remedial action is carried out as soon as is reasonably possible (but in any event within the time limits prescribed by applicable law including without limitation any and all Environmental Laws) and in accordance with all applicable laws, including without limitation any and all Environmental Laws.

6.2.3
Notwithstanding any provision of this Lease to the contrary, including without limitation the obligation of the Tenant to indemnify pursuant to Section 6.2.1 of this Lease, the Tenant acknowledges, agrees and undertakes that, if, as a result of any non-compliance with Environmental Laws respecting the Premises, arising after the Commencement Date, the Landlord is or is likely to be required under Environmental Law or by any governmental authority to take any remedial action with respect to such non compliance, the Tenant shall, with the prior approval of the Landlord (except if required by law), do what is necessary, at its sole cost and expense, to ensure that such remedial action is carried out as soon as is reasonably possible (but in any event within the time limits prescribed by applicable law including without limitation anyand all Environmental Laws) and in accordance with all applicable laws, including without limitation any and all Environmental Laws.

ARTICLE VII

MAINTENANCE, REPAIRS AND ALTERATIONS

7.1         Maintenance and Repairs by the Tenant

The Tenant shall also be responsible, at its cost, for the maintenance of the interior of the Building to keep it in a good state of cleanliness, a state similar to what it is at the Commencement Date, reasonable wear and tear excepted.

7.2 Tenant's Major Work

The Tenant shall not, without obtaining the Landlord's prior written approval, not to be unreasonably withheld or delayed, make any alteration, replacement, change, improvement or major repair in or to the Premises in excess of fifty thousand dollars ($50,000) (collectively, the "Tenant's Major Work") during the Term and any extension or renewal thereof. The Landlord may request detailed plans and specifications from the Tenant if the Tenant's Major Work affects the structure of the Building.

The Landlord shall not be liable for the payment of any expenditures, or for work or material related to the Tenant's Major Work. All of the Tenant's Major Work is at the Tenant's expense and the Tenant is solely and fully liable to the contractors for material furnished and for work executed, and for the supplying of services and materials. If a privilege or any other charge is registered against the Premises because of an action or an omission on the part of the Tenant, the Tenant shall at its expense have such privilege or charge discharged and cancelled immediately.

During the Tenant's Major Work, the Landlord, its employees and agents may enter the Premises during normal business hours upon reasonable prior notice to examine the Tenant's Major Work, the whole provided that such inspections shall not interfere with the Tenant's operations.

7.3           Maintenance and Repairs by the Landlord

Notwithstanding anything to the contrary contained herein, the Landlord shall be solely responsible, at its sole cost and expense, for all maintenance, repairs and replacements of the Structure, of the Premises and to make all repairs of a capital expenditure nature.

The Landlord shall make all necessary maintenance, repairs and replacements to the extent required to keep the Structure in a state of good repair and maintenance in accordance with the standards for a similar industrial buildings in the City of Farnham.

Should the Landlord need to effect any repairs or replacement to the Structure, the Landlord shall send to the Tenant a prior written notice of at least fifteen (15) business days, (or at any time during an emergency), and shall proceed with the works diligently and shall minimize interference with the Tenant's operations within the Premises and the Tenant's quiet enjoyment of the Premises.

7.4           Right of Inspection

During the Term, the Landlord, its employees and agents may enter the Premises provided the Landlord has given to the Tenant prior written notice of at least seven (7) days, during normal business hours, or in the case of emergency, at any time, to examine the state of repair of the Premises and the equipment, fixtures and improvements therein, the whole provided that such inspections or work shall not interfere with the Tenant's operations and to make such alterations or repairs as the Landlord shall deem necessary acting reasonably for the safety or preservation or proper administration or improvement of the Premises. All lack of repair and maintenance found upon such examination and for which the Tenant is responsible pursuant to this Lease shall, within thirty (30) days after written notice to the Tenant, be properly and sufficiently repaired by the Tenant, to the extent possible in the reasonable opinion of the Tenant.

7.5           Surrender of the Premises

Subject to Section 7.2 hereof, at the expiration of the Term or earlier termination of this Lease, the Tenant will surrender the Premises in a condition and state of repair substantially equivalent to the one existing on the Commencement Date, except for reasonable wear and tear and except for repair which is the responsibility of the Landlord hereunder. The Tenant will surrender all keys for the Premises to the Landlord at the place then fixed for the payment of Rent and will inform the Landlord of all combinations of locks, safes and vaults, if any, in the Premises. Notwithstanding anything to the contrary contained in this Lease, the Tenant shall be entitled, at its option, at the expiration of the Term or earlier termination of this Lease, to remove from the Premises any of its equipment, machinery, improvements, fixtures or installations (even if same have been permanently affixed to the Building), provided the Tenant repair any damages cause by such removal which shall be to the Landlord's satisfaction (provided that the Tenant not be required to expend more than what is commercially reasonable in the circumstances), normal wear and tear excepted.

7.6         Standard of Maintenance

Notwithstanding any other provision of this Lease, the Tenant shall not be obliged to keep the Premises in a condition better than the condition it was kept prior to the Commencement Date.

ARTICLE VIII

INSURANCE AND INDEMNITY

8.1         Tenant's Insurance

The Tenant shall, throughout the Term, at its sole cost and expense, take out and keep in full force and affect the following insurance with reputable insurers:

8.1.1
"all-risk" tenant insurance, including the perils of flood and fire, upon property of every kind and description owned by the Tenant, or for which the Tenant is legally liable, or installed by or on behalf of the Tenant and which is located within the Premises, in amounts not less than the full replacement cost, in each case, thereof;

8.1.2
comprehensive general liability insurance including but not limited to personal injury liability, contractual liability, contingent employer's liability, non-owned automobile liability and owners' and contractors' protective insurance coverage with respect to the Premises, to the business carried on, in or from the Premises and to the Tenant's use of the Premises, coverage to include the activities and operations conducted by the Tenant and any other person on the Premises and by the Tenant and any other person performing work on behalf of the Tenant and those for whom the Tenant is in law responsible in any other part of the Building. Such policies shall be issued for the global amount as would a prudent tenant of similar premises in the Farnham real estate market would take out and maintain for each occurrence involving bodily injury, death or property damage.

8.1.3	any other insurance which may be required from time to time by the Landlord, acting reasonably, in accordance with Farnham real estate market standards for similar buildings.

8.2          Terms and Conditions of the Tenant's Insurance

Each insurance  policy  referred to in Section 8.1 shall name the  Landlord  as additional  named insured  as its interest  may appear  and shall contain  a waiver  of any subrogation  rights which the Tenant's insurers may have against the Landlord.  The Tenant agrees to take all measures necessary in order that  any amount  received as compensation  for a claim under "all risk" and comprehensive  general liability  insurance be preferentially applied to the repair of the damage that the Building or the Landlord may have suffered.  The Tenant agrees that the certificate  of insurance  will  be delivered  to  the  Landlord  as soon as practicable  after  the  issuance of  the required  insurance but no later than on the Commencement Date.

The Tenant agrees that certificates of insurance will be delivered to the Landlord within fifteen (15) days from the Landlord's request.

8.3	Landlord's Insurance

The Landlord shall, throughout the Term, take out and keep in full force and effect the following insurance with reputable insurers reasonably acceptable to the Tenant:

8.3.1	"all-risk" insurance, including the perils of fire, upon the Premises, in amounts not less than the full replacement cost thereof; and

8.3.2
comprehensive general liability insurance including but not limited to personal injury liability, contractual liability, contingent employer's liability, worker's compensation liability, non-owned automobile liability and owners' and contractors' protective insurance coverage with respect to the Premises, to the business carried on, in or from the Premises and to the Landlord's use of the Premises, coverage to include the activities and operations conducted by the Landlord and any other person in, on or other Premises and by the Landlord and any other person performing work on behalf of the Landlord and those for whom the Landlord is in law responsible in any other part of the Property. Such policies shall be issued for the global amount of not less than two million dollars ($2,000,000) for each occurrence involving bodily injury, death or property damage.

Each insurance  policy  referred to  in Section 8.3 shall name  the  Tenant  as additional  named insured as its interest  may appear and shall contain  a waiver  of any subrogation  rights which the Landlord's insurers may have against the Tenant, its shareholders, directors and employees. The Landlord agrees to take all measures necessary in order  that  any amount  received as compensation  for a claim under "all risk" and comprehensive general liability  insurance be preferentially applied to the repair of the damage that the Building or that the Tenant may have suffered.   The Landlord agrees that  the certificate  of insurance  will be delivered to the Tenant as soon as practicable  after  the  issuance of the  required  insurance  but  no later  than  on the Commencement Date.

ARTICLE IX

DAMAGE, DESTRUCTION AND EXPROPRIATION

9.1         Destruction of Premises

Should the Premises be destroyed or damaged:

9.1.1
Damage which cannot be repaired within ninety (90) days - if the Landlord, acting reasonably and taking into consideration the nature of the Business, is of the opinion that the damage or destruction is such as to render the Premises wholly unfit for occupancy, or that their utilization is impossible or hazardous, and if in either case the Landlord acting reasonably is of the opinion that the damage cannot be repaired with reasonable diligence within ninety (90) days following the date of the damage or destruction (the "Event Date"). The Tenant may, within fifteen (15) days following the giving of this notice, terminate this Lease by notice to the Landlord to that effect, in which case this Lease shall terminate on the Event Date and the Rent shall be calculated and paid in full to the Event Date. In the event that the Tenant does not terminate this Lease, the Rent shall abate from the Event Date until thirty (30) days after the date on which the Premises have been repaired by the Landlord to the extent that they are ready for the Tenant to install its fixtures, machinery, equipment and installations;

9.1.2
Damage which can be repaired within ninety (90) days - if the Landlord, acting reasonably and taking into consideration the nature of the Business, is of the opinion that the damage or destruction is such as to render the Premises wholly unfit for occupancy, or that their utilization is impossible or hazardous, and if in either case the Landlord acting reasonably is of the opinion that the damage may be repaired by the Landlord with reasonable diligence within ninety (90) days following the Event Date, the Landlord shall send a written notice to that effect to the Tenant within fifteen (15) days following the Event Date and the Landlord shall carry out the necessary repairs to the Premises and the Rent shall abate from the Event Date until thirty (30) days after the date on which the Premises have been repaired to the extent that they are ready for the Tenant to install its fixtures, machinery, equipment and installations.If the Landlord, acting reasonably and taking into consideration the nature of the Business, is of the opinion that the damage can be repaired as mentioned hereinbefore within ninety (90) days following the Event Date that the nature of the damage is such as to render the Premises only partially unfit for occupancy, the Rent shall, until the damage has been repaired, be reduced in the proportion that the part of the Premises rendered unfit for occupancy bears to the total area of the Premises by the Landlord.

9.2          Determination of Damage or Destruction

In the event that the Tenant, acting reasonably, disagrees with the opinion of the Landlord under Section 9.1above, the Tenant may, at its own cost and expense, retain a qualified expert to determine whether the opinion of the Landlord is reasonable given the nature of the Business and the damage or destruction that occurred, in which event the determination of such expert shall be final and binding on the Landlord and the Tenant.

9.3         Expropriation

In the  case of an expropriation or of a taking of possession (“Expropriation")  by a competent authority which, according to the  Landlord or the Tenant both  acting reasonably, renders  the Building  or the Premises unusable, the Landlord or the Tenant may terminate this Lease from the date of the Expropriation by way of a written notice to the other  party.  The Landlord shall promptly advise the Tenant in writing on becoming aware of any such Expropriation receiving notice thereof.   Both  the  Landlord  and the  Tenant  agree to  co-operate  with  each other  in respect  of any expropriation of all or any part of the Premises, so that  each may receive the maximum  award to which each is entitled  by law.

ARTICLE X

SUB-LET AND ASSIGNMENT

10.1         Consent to Sub-let or Assign

The Tenant shall have the  right  to assign or transfer  this Lease or sublet the  Premises or any part  thereof or  allow  the  Premises or  any part  thereof to  be used or  occupied  by  another (individually and collectively,  a "Transfer"), provided  in all cases that  the Tenant obtains  the prior  written consent of the Landlord, which shall not be unreasonably  withheld or delayed.

10.2         Permitted Transferee

Notwithstanding anything to the contrary contained herein or in the Lease, the Tenant will have the right to sublet the whole or any part of the Leased Premises, or to assign the Lease without the Landlord's consent to:

10.2.1	any parent, affiliate (as such term is defined in the Canada Business Corporations Act) or subsidiary of the Tenant; or

10.2.2	a corporation formed by the Tenant and another(s) as a result of a merger, amalgamation or any other bona fide corporate reorganization; or

10.2.3	a company whose shares are listed in a. recognized stock exchange; or

10.2.4	any person who acquires all or substantially all of the Tenant's assets situated in the Premises whether directly or indirectly.

Notwithstanding the preceding, with respect to  Sections 10.2.1 and 10.2.2, the Tenant is not discharged from its primary  duty as principal debtor  under the Lease for the rest of the Term.

ARTICLE XI

DEFAULT AND TERMINATION

11.1         Events of Default

Each of  the  following  events  (hereinafter called  an "Event of Default")  shall be  a  default hereunder  by the Tenant and a breach of this Lease:

11.1.1
if the Tenant fails to pay any rent payable or any amount  due pursuant to this Lease as and when the same become  payable and such default  remains  uncured ten (10) days following receipt by the Tenant of a written notice from the Landlord; or

11.1.2
if the Tenant is in default in fulfilling any other term, condition or obligation  of this Lease and the default is not cured within  thirty (30} days of written notice of such default from the  Landlord or such longer period  being necessary to cure such default  provided  it is being remedied diligently  and expeditiously; or

11.1.3
if  the  Tenant or any person  occupying  the  Premises files  any proposal  or makes any assignment for the benefit  of creditors  or any arrangement or compromise  or becomes bankrupt  or insolvent  or takes the benefit  of or becomes subject to any legislation that may be in force relating to bankrupt  or insolvent debtors; or

11.1.4
if any application  or petition or certificate or order is made or granted for the winding up  or  dissolution  or  liquidation of  the  Tenant  or its  assets, voluntarily or  otherwise (other  than a voluntary  liquidation or dissolution in the context  of an internal  corporate reorganization) and remains undischarged after a period of fifteen  (15) days; or

11.1.5
if a writ  of  execution  is issued  against  the  goods  or  property of  the  Tenant  in  the Premises or against this Lease and remains uncontested  within the delay permitted by law and/or the writ is not cancelled within thirty (30} days after its issuance; or

11.1.6	if a receiver or a sequestrator is appointed for all or any portion of the Tenant1 S property and such appointment remains undischarged after a period of fifteen (15) days.

11.2         Re-entry

Upon the occurrence of an Event of Default, the Landlord may, without prejudice  to any other right  of  the  Landlord  hereunder or  by  law, as the  case may  be, enter  and  repossess the Premises in accordance with  applicable  law, the whole  without the Landlord being considered guilty of trespassing or become subject to any prosecution.

ARTICLE XII

NOTICE

Any notice, consent, approval, demand, request or other instrument which may or is required to be given under this Lease shall be in writing and deemed to have been legally delivered if it is delivered  in person or by e-mail or, in the case of a default hereunder, by bailiff, and shall be addressed:

To the Landlord: Mr. Gilles Mazoyer
423 ch. Priest
Sutton, Quebec JOE 2KO Fax: •

To the Tenant: Bemag Transformer Inc.
33 Racine Street
Farnham, Quebec H2N 3A3

Attention: • Fax: •

With a copy to: Pioneer Power Solutions Inc.
400 Kelby Street, gth Floor
Fort Lee, NJ 07024
USA Attention: Mr. Nathan Mazurek Fax: •

or  at such other  place as either  party  may  designate  to  the  other  in the  manner  provided hereinbefore.

Any  notice  sent  by  e-mail  shall be  deemed  to  have  been  given  and  received  on  the  day following the date of transmission.   Any notice  given in person or by bailiff  shall be deemed to have been given the day of its delivery.

Any notice  of default  shall be sent on the  same day by bailiff  as well as by e-mail, and such notice of default  shall be deemed to have been given on the date of delivery by bailiff.

ARTICLE XIII

MISCELLANEOUS

13.1	No Tacit Renewal

Notwithstanding the provisions of the Civil Code, there shall be no tacit renewal of this Lease. Should the Tenant remain in possession of the Premises after the expiration of the Term or of any renewal thereof without the written consent of the landlord, such occupation shall be on a monthly basis at a monthly rate equal to one hundred and ten percent (110%) of the monthly installment of Rent payable for the last month preceding the expiration of the Term or Extension Period, as applicable, without prejudice to the Landlord's right to re-enter and take possession of the Premises and remove the Tenant therefrom, without notice or indemnity to the Tenant, and without prejudice to the Landlord's other recourses hereunder or by law.

13.2	Entire Agreement

This lease together with the schedules referred to herein set forth the entire agreement and understanding between the parties concerning the lease of the Premises, and the Tenant acknowledges that there have been no promises, representations, agreements, conditions or understandings, either oral or written, express or implied, collateral or otherwise, between the Landlord and the Tenant. Except as otherwise expressly provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon the Landlord or the Tenant unless in writing and duly signed by the Tenant and the Landlord.

13.3	Waiver

The waiver by either party of any breach of any term, obligation or condition herein contained is not deemed to be a waiver of such term, obligations or condition or of a subsequent breach of the same or of any other term, obligation or condition herein contained. No obligation, term or condition of this Lease will be deemed to have been waived by either party unless the waiver is in writing, signed by such party.

13.4	Liability

Should more than one person as the Tenant sign this lease, each of them shall be solidarily liable to the Landlord for the payment of Rent and the performance and observance of the terms and conditions of this Lease, without the benefits of division, discussion or subrogation.

13.5	Governing Law and Severability

This Lease will be interpreted and governed by the laws of the Province of Quebec and the federal laws of Canada applicable therein. If for any reason whatsoever any provision or any part of any provision of this lease, or the application thereof to any person or circumstance, is to any extent held or rendered invalid, unenforceable or illegal, then such provision or part in question shall be deemed to be independent, severable and divisible from the remainder of the Lease and its invalidity, unenforceability or illegality shall not affect, impair or invalidate the remainder of the Lease or any part thereof and such prov1s1on or partial prov1s1on shall continue to be applicable to and enforceable against any other person or circumstance other than those to which it has been held or rendered invalid, unenforceable or illegal.

13.6	Successors and Assigns

All rights and liabilities herein granted to or imposed upon the respective parties hereto extend to and bind the successors and assigns of the Landlord and the permitted successors and assigns of the Tenant, as the case may be.

13.7	Headings and Numbers

The headings, captions, section numbers, article numbers and table of contents appearing in this Lease are inserted only as a matter of convenience and in no way define, limit or describe the scope or intent of this Lease or the section of the Lease to which they relate, or otherwise in any way affect this Lease.

13.8	Interpretation

The words "hereof", "herein", "hereunder" and similar expressions used in any Section or Subsection of this Lease relate to the whole of this Lease and not to that Section or Subsection only, unless the context otherwise requires. Where required by the context hereof the singular shall include the plural and the neuter gender, the masculine or feminine.

13.9	Registration of the Lease

The Tenant may register the present Lease by notice pursuant to Article 2999.1 of the Civil Code at the Land Registry Office for the Registration Division of Missisquoi provided the Tenant does not publish any of the financial terms of this Lease.

13.10 Election of Domicile

The parties herein hereby elect domicile in the District of Montreal, where any and all legal proceedings by either party against the other shall be instituted.

13.11	Language

The parties acknowledge having expressly required that this Lease and all documents relating thereto be drawn in English.

Les parties déclarent avoir expressément requis que ce Bail et tous les documents s'y rapportant soient rédigés en anglais.

IN WITNESS WHEREOF:

The Landlord has executed this Lease at the City of Montréal, Province of Québec, as of the date first written above.

/s/ (not legible)	/s/ Gilles Mazoyer
Witness	GILLES MAZOYER

The Tenant has executed this Lease at the City of Montréal, Province of Québec, as of the date first written above.

BEMAG TRANSORMER INC.

/s/ (not legible)	per:	/s/ Nathan Mazurek
Nathan Mazurek

SCHEDULE "A" PLAN OF
THE PREMISES

SCHEDULE "B"
INSURANCE CERTIFICATE

SCHEDULE "C"
TENANT’S RESOLUTION